Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

DATED AS OF NOVEMBER 15, 2012

AMONG

SPARTON CORPORATION AND THE OTHER BORROWERS PARTY HERETO,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BMO HARRIS BANK N.A.,

AS ADMINISTRATIVE AGENT

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

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EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Acquisition Loan Note
EXHIBIT D-2	—	Revolving Note
EXHIBIT D-3	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Joinder Agreement
EXHIBIT G	—	Assignment and Acceptance
SCHEDULE I	—	Commitments
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 6.17	—	Environmental Matters
SCHEDULE 8.7	—	Existing Indebtedness
SCHEDULE 8.8	—	Existing Liens
SCHEDULE 8.9	—	Existing Investments
SCHEDULE 8.9	—	Existing Investments
SCHEDULE 8.26	—	Activities of Dormant Subsidiaries

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CREDIT AND GUARANTY AGREEMENT

This Credit and Guaranty Agreement is entered into as of November 15, 2012, by and among SPARTON CORPORATION, an Ohio corporation (the “Parent”), SPARTRONICS, INC., a Michigan corporation, SPARTON TECHNOLOGY, INC., a New Mexico corporation, SPARTON ELECTRONICS FLORIDA, INC., a Florida corporation, SPARTON MEDICAL SYSTEMS, INC., a Michigan corporation, SPARTON MEDICAL SYSTEMS COLORADO, LLC, a Colorado limited liability company, SPARTON BP MEDICAL DENVER, LLC, a Delaware limited liability company, SPARTON ONYX, LLC, a Delaware limited liability company, and, upon the consummation of the Related Transactions (as such term is hereinafter defined), ONYX EMS, LLC, a South Dakota limited liability company and RESONANT POWER TECHNOLOGY, INC., a Wisconsin corporation (collectively with each other Person that becomes a “Borrower” hereunder pursuant to a Joinder Agreement, the “Borrowers” and each, individually, a “Borrower”), the direct and indirect Subsidiaries of the Borrowers from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BMO HARRIS BANK N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

SPARTON ONYX, LLC, a Delaware limited liability company (“Sparton Onyx”) was organized for the purpose of acquiring all of the limited liability company interests of ONYX EMS, LLC, a South Dakota limited liability company (“Onyx EMS”), and, indirectly, all of the issued and outstanding capital stock of its Wholly-Owned Subsidiary, RESONANT POWER TECHNOLOGY, INC., a Wisconsin corporation (“RPT”) (the “Related Transaction”) pursuant to the terms of that certain Unit Purchase Agreement dated as of November 2, 2012 (as amended or otherwise modified, the “Related Transaction Purchase Agreement”) by and among Everett Smith Group, Ltd. (“Seller”), and Sparton Onyx. Upon the consummation of the Related Transaction, Onyx EMS and RPT will each join this Agreement as a “Borrower” and “Loan Party”, the Security Agreement as “Grantor” and the other applicable Loan Documents in the capacity set forth therein, without any further documentation or action on the part of Administrative Agent, any Lender, any Loan Party or other Person, and shall each be bound by all of the conditions, covenants, representations, warranties, and other agreements set forth in this Agreement, the Security Agreement and such other Loan Documents.

The Borrowers have requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. The Credit Facilities.

Section 1.1. Acquisition Loan Commitment. Prior to the Acquisition Loan Commitment Expiry Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make Acquisition Loans (each, individually, an “Acquisition Loan” and, collectively, the “Acquisition Loans”) in U.S. Dollars to Borrowers from time to time up to the amount of such Lender’s Acquisition Loan Commitment in effect at such time. The sum of the aggregate principal amount of Acquisition Loans at any time outstanding shall not exceed the Acquisition Loan Commitments in effect at such time. Each Borrowing of Acquisition Loans shall be made ratably by the Lenders in proportion to their respective Acquisition Loan Percentages. As provided in Section 1.6(a), and subject to the terms hereof, Borrower Representative may elect that each Borrowing of Acquisition Loans be either Base Rate Loans or Eurodollar Loans. Acquisition Loans may be repaid and the principal amount thereof reborrowed before the Acquisition Loan Commitment Expiry Date, subject to the terms and conditions hereof.

Section 1.2. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the Borrowers from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the Borrower Representative may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of any Borrower or for the account of any Borrower and/or one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower Representative, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the applicable Borrower and, if such Letter of Credit is for the account of any Subsidiary of a Borrower, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Each Letter of Credit will have an expiration date no later than the earlier of (i) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or (ii) thirty (30) days prior to the Revolving Credit Termination Date unless such Letter of Credit is cash collateralized as hereinafter provided in which case such Letter of Credit shall expire no later than the date that is thirty (30) days prior to the first anniversary of the Revolving Credit Termination Date. If any Letter of Credit is outstanding for any reason on the Revolving Credit Termination Date, the Borrowers shall deliver to the Administrative Agent on or prior to the Revolving Credit Termination Date cash collateral in an amount equal to 105% of the undrawn and unexpired amount of such Letter of Credit to be held and applied in accordance with Section 9.4 hereof. Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in this Section, in Section 1.9 or in Section 1.15 hereof, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrowers of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers’ obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the date which is thirty (30) days prior Revolving Credit Termination Date (or, to the extent cash collateralized as set forth above, thirty (30) days prior to first anniversary of the Revolving Credit Termination Date), (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower Representative subject to the conditions of Section 7 hereof and the other terms of this Section 1.3. Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Lender’s obligations to fund under Section 1.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements with the Borrowers or such Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Lender.

(c) The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the obligation of the Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower Representative has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower Representative after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower Representative (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below.

(d) Obligations Absolute. The Borrowers’ obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each of the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the L/C Issuer ‘s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrowers to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against any Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(f) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g) Manner of Requesting a Letter of Credit. The Borrower Representative shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the applicable Borrower or the applicable Subsidiary of any Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C

Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 1.4. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrowers on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrowers on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower Representative shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrowers request the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrowers request the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower Representative may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrowers may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrowers may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower Representative. The Borrower Representative shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower Representative by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to any Loan Party or any

Subsidiary of any Loan Party, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. Each of the Borrowers agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower Representative received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower Representative and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrowers fail to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrowers fail to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrowers at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrowers’ Designated Disbursement Account or as the Borrower Representative and the Administrative Agent may otherwise agree.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrowers the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrowers attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrowers will have no liability under such Section with respect to such payment.

Section 1.7. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to the Borrowers under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 360 days) for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by the Borrowers on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c) Requests for Swing Loans. The Borrower Representative shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrowers request that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrowers. After receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Borrower Representative at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrowers for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). Each of the Borrowers acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrowers do not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by the

Borrowers for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrowers shall be deposited or otherwise wire transferred to the Borrowers’ Designated Disbursement Account or as the Borrower Representative, the Administrative Agent, and the Swing Line Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d) Refunding Loans. The Swing Line Lender shall on at least a monthly basis or on any other more frequent basis that the Swing Line Lender elects in its sole discretion, on behalf of the Borrowers (each of which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower Representative and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to any Loan Party or any Subsidiary of any Loan Party, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.7(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to any Loan Party, any Subsidiary of any Loan Party or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against any Loan Party, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 1.8. Maturity of Loans. (a) Payments of Acquisition Loans. The Acquisition Loans shall not begin to amortize until the first anniversary of the date of this Agreement. On the first anniversary of the date of this Agreement, the aggregate principal amount of all Acquisitions Loans outstanding on such date (such Acquisition Loans outstanding as of such anniversary date are hereinafter referred to as the “Tranche A Acquisitions Loans” and the amount the Tranche A Acquisition Loans outstanding as of such anniversary date is hereinafter referred to as the “Tranche A Acquisition Loan Amount”) will convert to term loans and will begin to amortize as hereinafter described. The Borrowers shall make principal payments on the Tranche A Acquisition Loans in installments on the last day of each March, June, September, and December in each year commencing on March 31, 2014. Each such principal payment shall equal two and one-half percent (2.5%) of the Tranche A Acquisition Loan Amount, provided that, a final payment comprised of all principal and interest not sooner paid on the Tranche A Acquisition Loans shall be due and payable on Acquisition Loan Maturity Date. On the second anniversary of the date of this Agreement, all Acquisition Loans outstanding on such date other than the Tranche A Acquisition Loans (such Acquisition Loans, other than the Tranche A Acquisition Loans, outstanding as of such anniversary date are hereinafter referred to as the “Tranche B Acquisitions Loans” and the amount the Tranche B Acquisition Loans outstanding as of such anniversary date is hereinafter referred to as the “Tranche B Acquisition Loan Amount”) will convert to term loans and will begin to amortize as hereinafter described. The Borrowers shall make principal payments on the Tranche B Acquisition Loans in installments on the last day of each March, June, September, and December in each year commencing on March 31, 2015. Each such principal payment shall equal two and one-half percent (2.5%) of the Tranche B Acquisition Loan Amount, provided that, a final payment comprised of all principal and interest not sooner paid on the Tranche B Acquisition Loans shall be due and payable on Acquisition Loan Maturity Date. Each such principal payment shall be applied to the Lenders holding the Acquisition Loans pro rata based upon their Acquisition Loan Percentages.

(b) Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrowers on the Revolving Credit Termination Date.

(c) Swing Loans. Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrowers on the Revolving Credit Termination Date.

Section 1.9. Prepayments. (a) Optional. The Borrowers may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 and 1.7 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower Representative to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower Representative to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the

Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Acquisition Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.

(b) Mandatory. (i) If any Loan Party or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower Representative shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the applicable Loan Party or such Subsidiary in respect thereof) and, promptly upon receipt by the applicable Loan Party or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of the Loan Parties not exceeding $1,000,000 in the aggregate so long as no Default or Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if the Borrower Representative states in its notice of such event that the applicable Loan Party or the applicable Subsidiary intends to reinvest, within 180 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then the Borrowers shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 180-day period. Promptly after the end of such 180-day period, the Borrower Representative shall notify the Administrative Agent whether the applicable Loan Party or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrowers shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied, first to the outstanding Acquisition Loans until paid in full and then to the Revolving Credit (without a concomitant reduction in Revolving Credit Commitments). If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent (or its agent) and held by it in the Collateral Account. So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower Representative’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii) If after the Closing Date any Loan Party or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee stock options, equity securities issued to employees, directors or representatives under incentive plans and capital stock of Parent issued to the seller of an Acquired Business in connection with an Acquisition permitted hereby, the Borrower Representative shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the applicable Loan Party or such Subsidiary in respect thereof. Promptly upon receipt by the applicable Loan Party or such Subsidiary of Net Cash Proceeds of such issuance, the Borrowers shall prepay the Obligations in an aggregate amount equal to 50% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Acquisition Loans until paid in full and then to the Revolving Credit (without a concomitant reduction in Revolving Credit Commitments). Each of the Borrowers acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 (Maintenance of Subsidiaries) or Section 9.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii) If after the Closing Date any Loan Party or any Subsidiary shall issue any Indebtedness, other than Indebtedness permitted by Section 8.7(a)-(h) hereof, the Borrower Representative shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the applicable Loan Party or such Subsidiary in respect thereof. Promptly upon receipt by the applicable Loan Party or such Subsidiary of Net Cash Proceeds of such issuance, the Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Acquisition Loans until paid in full and then to the Revolving Credit (without a concomitant reduction in Revolving Credit Commitments). Each of the Borrowers acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(iv) The Borrowers shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(v) Unless the Borrower Representative otherwise directs, prepayments of Loans under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Acquisition Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.12 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c) Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. Prior to the Acquisition Loan Commitment Expiry Date, Acquisition Loans paid or prepaid may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. After the Acquisition Loan Commitment Expiry Date, no amount of the Acquisition Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.

Section 1.10. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan or any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation; and

(d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent or Administrative Agent, acting at the request of the Required Lenders, with written notice to the Borrower Representative. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent or Administrative Agent at the request of the Required Lenders.

Section 1.11. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Acquisition Loans and referred to herein as a “Acquisition Loan Note”), D-2 (in the case of its Revolving Loans and referred to herein as a

“Revolving Note”), or D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Acquisition Loan Notes, Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Acquisition Loan Commitment, Revolving Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.12. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrowers to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan on the date specified in a notice given pursuant to Section 1.6(a) or 1.7 hereof,

(c) any failure by the Borrowers to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower Representative, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.

Section 1.13. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrowers shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing

Loans, and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b) [Reserved].

(c) Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated.

Section 1.14. Substitution of Lenders. In the event (a) the Borrowers receive a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower Representative receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrowers may, in addition to any other rights the Borrowers may have hereunder or under applicable law, require, at their expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrowers, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrowers shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrowers).

Section 1.15. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Commitments or an extension of the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any commitment fee payable to

Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrowers shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of L/C Obligations then outstanding (to be, held by the Administrative Agent as set forth in Section 9.4 hereof). No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.15, performance by the Borrowers of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.15. The rights and remedies against a Defaulting Lender under this Section 1.15 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 1.16. Joint and Several. Each of the Borrowers hereby acknowledges and agrees that it has joint and several liability on the Loans, Notes, Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability and on all Obligations owed by the Borrower under this Agreement and the other Loan Documents and that such liability is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent, the L/C Issuers or any Lender, and without limiting the generality of the foregoing, each of the Borrowers’ joint and several liability on the Loans, Notes, Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability and other Obligations under this Agreement and the other Loan Documents shall not be impaired by any acceptance by the Administrative Agent, any L/C Issuer or any Lender of any other security for or guarantors upon the Loans, Notes, Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability or any other Obligations under this Agreement or any other Loan Document or by any failure, neglect or omission on the Administrative Agent’s, any L/C Issuer’s or any Lender’s part to resort to any one or all of the Borrowers for payment of the Loans, Notes, Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability or the other Obligations under this Agreement or any other Loan Document or to realize upon or protect any collateral security therefor. Each of the Borrowers’ joint and several liability hereunder shall not in any manner be impaired or affected by who receives or uses the proceeds of the Loans, or the Letters of Credit, or for what purposes such proceeds are used, and each of the Borrowers waives notice of requests for extensions of credit issued by, and the Loans and Letters of Credit made to or for the account of, any other Borrower. Each of the Borrowers hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse, or subrogation available to any such Borrower for payment under this Agreement or any other Loan Document against any party liable therefor unless and until all Obligations owing to the Administrative Agent, the L/C Issuers and the Lenders have been paid and satisfied in full and the Commitments have expired or otherwise terminated (it being agreed the foregoing does not restrict reimbursement of expenses between the Borrowers in the ordinary course of business). Such joint and several liability of each of the Borrowers shall also not be impaired or affected by (and each Lender, each L/C Issuer and the Administrative Agent, without notice to anyone, is hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any collateral security for the Loans, Notes, Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability or the other Obligations under this Agreement or any other Loan Document or of any guaranty thereof. In order to enforce payment of the Loans, Notes, Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability and the other Obligations under this Agreement and the other Loan Documents, foreclose or otherwise realize on any collateral security therefor, and to exercise the rights granted to the Lenders, the L/C Issuers and/or the Administrative Agent hereunder and thereunder and under applicable law, no Lender, L/C Issuer or the Administrative Agent shall be under any obligation at any time to first resort to any collateral security, property, liens or any other rights or remedies whatsoever, and the Lenders, the L/C Issuers and/or the Administrative Agent shall have the right to enforce the Loans, Notes, Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability and the other Obligations under this Agreement and the other Loan Documents irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing. Each of the Borrowers hereby expressly waives and surrenders any defense to its joint and several liability on the Loans, Notes, Reimbursement Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability or other Obligations under this Agreement or any other Loan Document based upon any of the foregoing. In furtherance thereof, each of the Borrowers agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment such obligation is the joint and several obligation of each of the Borrowers.

Section 1.17. Borrower Representative. Each Borrower hereby irrevocably appoints and designates Parent (“Borrower Representative”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Lenders, the L/C Issuers and/or the Administrative Agent. Borrower Representative hereby irrevocably accepts such appointment. Each of the Lenders, the L/C Issuers and the Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Representative on behalf of the Borrowers. Each of the Lenders, the L/C Issuers and/or the Administrative Agent may give any notice or communication with the Borrowers (or any one or more of them) hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each of the Lenders, the L/C Issuers and/or the Administrative Agent shall have the right, in its discretion, to deal exclusively with Borrower Representative for any or all purposes under the Loan Documents. Each of the Borrowers agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Representative shall be binding upon and enforceable against it.

Section 1.18. Incremental Commitment Increases. (a) Borrower Representative may, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) at any time prior to the Acquisition Loan

Commitment Expiry Date, one or more increases in the Acquisition Loan Commitments (each such increase, an “Acquisition Loan Commitment Increase”) and/or (ii) at any time prior to the Revolving Credit Termination Date, one or more increases in the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase” and, together with any Acquisition Loan Commitment Increase, the “Incremental Commitment Increases”), provided that: (A) at the time of each such request and upon the Incremental Facility Closing Date, (1) each of the conditions set forth in Section 7.1 (it being understood that all references to “Credit Event” in Section 7.1 shall be deemed to also refer to a request for and effectiveness of an Incremental Commitment Increase), (2) the Loan Parties shall be in compliance on a pro forma basis with the covenants contained in Section 8.23 recomputed as of the last day of the most-recently ended fiscal quarter of Borrowers for which financial statements are available and (3) the Borrowers shall have delivered a certificate of the chief financial officer (or other officer acceptable to Administrative Agent) to the effect set forth in clauses (1) and (2), together with reasonably detailed calculations demonstrating compliance with clause (2) above; (B) each Acquisition Loan Commitment Increase and each Revolving Credit Commitment Increase shall be in an integral multiple of $10,000,000, provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the Incremental Commitment Increases permitted by clause (C) below; (C) the aggregate principal amount of all Incremental Commitment Increases shall not exceed $35,000,000; and (D) if such request is made prior to both the Acquisition Loan Commitment Expiry Date and the Revolving Credit Termination Date, the proportions of Acquisition Loan Commitment Increase and Revolving Credit Commitment Increase shall be approved by the Administrative Agent.

(b) Each notice from the Borrower Representative pursuant to this Section shall set forth the requested amount of the relevant Incremental Commitment Increase. Any such requested Incremental Commitment Increase shall be first made to all existing Lenders on a pro rata basis. To the extent that the existing Lenders decline to increase their applicable Commitments, or decline to increase their applicable Commitments to the amount requested by the Borrower Representative, the Administrative Agent, in consultation with the Borrower Representative, will use its reasonable efforts to arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the applicable Commitments requested by the Borrower Representative and not accepted by the existing Lenders (each existing Lender or other Person electing to extend an Incremental Commitment Increase, an “Additional Lender”), provided that (i) no Lender shall be obligated to provide a Incremental Commitment Increase as a result of any such request by the Borrower Representative and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent (and, in the case of any Revolving Credit Commitment Increase, the L/C Issuer and Swing Line Lender) and the Borrower Representative (which approval shall not be unreasonably withheld). Each Additional Lender, the Loan Parties and the Administrative Agent shall enter into an amendment (an “Incremental Facility Amendment”) to this Agreement to evidence the Incremental Commitment Increase and such other Loan Documents as may be requested by the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.

(c) In addition to the conditions set forth above, the effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the following conditions: (i) the execution and delivery of Incremental Facility Amendment by the Loan Parties, the Additional Lenders and Administrative Agent; (ii) the payment by the Borrowers of such fees and other compensation to the Additional Lenders as the Borrower Representative and such Additional Lenders shall agree; (iii) the payment by the Borrowers of such arrangement fees or other fees to the Administrative Agent as the Borrower Representative and the Administrative Agent may agree; (iv) the Borrowers shall deliver to the Administrative Agent certificates of the secretary of each Loan Party attaching a true, complete and correct copy of the constituent documents and resolutions of such Loan Party authorizing the borrowing and/or guarantees under the Incremental Commitment Increase, it being understood and agreed that such resolutions may be adopted at any time and provide for borrowings under Incremental Commitment Increases from time to time requested; (v) if requested by any Additional Lender a Note issued to such Additional Lender to the extent necessary to reflect the Incremental Commitment Increase of such Additional Lender and (vi) the Loan Parties and the Additional Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested. The Administrative Agent shall notify each Lender as to the effectiveness of each Incremental Commitment Increase, and at such time the applicable Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Commitment Increases.

(d) In connection with a Revolving Credit Commitment Increase hereunder, the Lenders with Revolving Credit Commitments and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding Revolving Loans of such Lenders, and/or obtain Revolving Loans from such other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders with Revolving Credit Commitments effectively participate in each of the outstanding Revolving Loans pro rata on the basis of their Revolver Percentages (determined after giving effect to any increase in the Revolving Credit Commitments pursuant to this Section), (ii) each Lender with a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender providing a portion of such Revolving Credit Commitment Increase and each such Additional Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to such Revolving Credit Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and participations hereunder in Swing Loans held by each Lender with a Revolving Credit Commitment (including each such Additional Lender) will equal such Lender’s Revolver Percentage, and (iii) the Borrowers shall pay to such Lenders any costs of the type referred to in Section 1.12 in connection with any repayment and/or Revolving Loans required pursuant to preceding clause (i). The parties hereto hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) In connection with a Acquisition Loan Commitment Increase under this Section, the Lenders with Acquisition Loan Commitments and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding Acquisition Loans of such Lenders, and/or obtain Acquisition Loans from such other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders with Acquisition Loan Commitments effectively participate in each of the outstanding Acquisition Loans pro rata on the basis of their Acquisition Loan Percentages (determined after giving effect to any increase in the Acquisition Loan Commitments pursuant to this Section), and (ii) the Borrowers shall pay to such Lenders any costs of the type referred to in Section 1.12 in connection with any repayment and/or Acquisition Loans required pursuant to preceding clause (i). The parties hereto hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2. Fees.

Section 2.1. Fees.

(a) Revolving Credit Commitment Fee. The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the scheduled Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Acquisition Loan Commitment Fee. The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Acquisition Loan Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Acquisition Loan Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the scheduled Acquisition Loan Commitment Expiry Date, unless the Acquisition Loan Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(c) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the Borrowers shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrowers shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(d) Administrative Agent Fees. The Borrowers shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrowers in a fee letter dated November 1, 2012, or as otherwise agreed to in writing between them.

(e) Audit Fees. The Borrowers shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Event of Default, the Borrowers shall not be required to pay the Administrative Agent for more than one (1) such audit per calendar year.

SECTION 3. Place and Application of Payments.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower Representative), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrowers will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrowers have agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Loan Parties and their respective Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f) finally, to the Borrowers or whoever else may be lawfully entitled thereto.

Section 3.2. Account Debit. Each of the Borrowers hereby irrevocably authorizes the Administrative Agent to charge any of the Borrowers’ deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that each of the Borrowers acknowledges and agrees that the

Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to any Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4. GUARANTIES AND COLLATERAL.

Section 4.1. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each of Parent’s direct and indirect Subsidiaries (other than the Borrowers and any Excluded Subsidiaries) pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Loan Party executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering a Joinder Agreement as a Guarantor in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”); provided that, a Foreign Subsidiary shall not be required to be a Guarantor if providing such Guaranty would cause a material adverse effect on the Borrowers’ federal income tax liability; provided, further, that the Vietnam Subsidiary shall not be required to be a Guarantor unless so requested by the Administrative Agent after the occurrence and during the continuance of an Event of Default. The Borrower Representative may at any time designate an Excluded Subsidiary as a Non-Excluded Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) the Administrative Agent shall have consented to such designation and (iii) the Borrowers shall have otherwise complied with this Section 4 in connection therewith.

Section 4.2. Collateral. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of each Borrower and each Guarantor in all of its accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims, and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, that: (i) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on local petty cash accounts maintained by the Borrowers and the Guarantors in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $500,000 in the aggregate and Liens on payroll accounts maintained by the Borrowers and the Guarantors need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll obligations (the “Excluded Accounts”), (ii) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $500,000 in the aggregate (the “Excluded Vehicles”), and (iii) Liens on the Voting Stock of a Foreign Subsidiary shall be limited to 66% of the total outstanding Voting Stock of such Foreign Subsidiary if providing a Lien on 100% of the Voting Stock of such Foreign Subsidiary would cause a material adverse effect on the Borrowers’ federal income tax liability; provided, further, that the Borrowers shall not be required to pledge the stock or other equity interests issued by the

Vietnam Subsidiary under the local laws of Vietnam unless so requested by the Administrative Agent after the occurrence and during the continuance of an Event of Default (the Voting Stock excluded from Administrative Agent’s Lien by this clause (iii), the “Excluded Stock”). Each of the Borrowers and each of the Guarantors acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

Section 4.3. Liens on Real Property. In the event that any Borrower or any Guarantor owns or hereafter acquires any real property, the applicable Borrower shall, or shall cause such Guarantor to, execute and deliver to the Administrative Agent a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent (or a security trustee therefor) a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent at the Borrowers’ cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided, however, that unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, neither any Borrower nor any Guarantor shall be required to grant any such mortgages or deeds of trust, and, in no event, will the Borrowers be required to grant a mortgage or deed of trust with respect to the Excluded Real Estate.

Section 4.4. Further Assurances.

(a) Each of the Borrowers agrees that it shall, and shall cause each of the Guarantors to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral.

(b) In the event any Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Loan Parties shall do the following:

(i) upon such formation or acquisition, cause such newly formed or acquired Subsidiary to execute and deliver to Administrative Agent a Joinder to each of this Agreement (as a Borrower or Guarantor as Administrative Agent shall direct) and the Security Agreement, deliver a collateral assignment of the purchase agreement (if applicable) and deliver documents with respect to the Acquired Business of the type described in Section 7.2(b) (if applicable), Section 7.2(e) and Section 7.2(f); and

(ii) within thirty (30) days after such formation or acquisition (or such longer period as the Administrative Agent may permit) execute and deliver such other Collateral Documents and such other instruments, documents, certificates, and opinions of a type described in Section 7.2 or otherwise reasonably required by the Administrative Agent in connection therewith.

SECTION 5. DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by any Loan Party or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the applicable Borrower or the Subsidiary is the surviving entity.

“Acquisition Loan” is defined in Section 1.1.

“Acquisition Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Acquisition Loan Percentage of any Acquisition Loan in the maximum aggregate amount set forth opposite such Lender’s name on Schedule I attached hereto and made a part hereof. The Acquisition Loan Commitments of the Lenders aggregate $30,000,000 on the Closing Date.

“Acquisition Loan Commitment Expiry Date” means earliest to occur of (a) the second anniversary of the date of this Agreement or (b) any date the Acquisition Loan Commitment terminates pursuant to Section 9.2 or 9.3 hereof.

Acquisition Loan Commitment Increase is defined in Section 1.18.

“Acquisition Loan Credit” means the credit facility for the Acquisition Loans described in Section 1.1 hereof.

“Acquisition Loan Maturity Date” means November 15, 2017 or such earlier date on which the Acquisition Loans are accelerated.

“Acquisition Loan Notes” is defined in Section 1.11.

“Acquisition Loan Percentage” means, for each Lender, the percentage of the Acquisition Loan Commitments represented by such Lender’s Acquisition Loan Commitment or, if the Acquisition Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Acquisition Loans then outstanding.

“Additional Lender” is defined in Section 1.18.

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Administrative Agent” means BMO Harris Bank N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit and Guaranty Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL FUNDED DEBT/EBITDA RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING CREDIT AND ACQUISITION LOAN CREDIT AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER REVOLVING CREDIT AND ACQUISITION LOAN CREDIT AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
IV	Greater than or equal to 2.0 to 1.0	1.00%	2.00%	.375%
III	Less than 2.00 to 1.0, but greater than or equal to 1.50 to 1.0	.75%	1.75%	.375%
II	Less than 1.50 to 1.0, but greater than or equal to 1.0 to 1.0	.50%	1.50%	.30%
I	Less than 1.0 to 1.0	.25%	1.25%	.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrowers ending on or after December 31, 2012, the date on which the Administrative Agent is in receipt of the Borrowers’ most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Funded Debt/EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrowers have not delivered their financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Borrowers subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders if reasonably determined.

“Application” is defined in Section 1.3(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower Representative pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower Representative to the Administrative Agent, or any further or different officers of any Borrower so named by any Authorized Representative of such Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“BMO Harris” means BMO Harris Bank N.A., and its successors and assigns.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Representative” is defined in Section 1.17 hereof.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrowers, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.7 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 10% or more of the outstanding capital stock or other equity interests of the Parent on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors of the Parent on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors of the Parent, (c) the Parent ceases to own, legally and beneficially, 100% of the equity interests of the Loan Parties and their Subsidiaries, or (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness of the Borrower or any Subsidiary shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

“Commitments” means the Revolving Credit Commitments and the Acquisition Loan Commitments.

“Compliance Certificate” is defined in Section 8.5 hereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit or Acquisition Loan Credit.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Borrower Representative and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments.

“Designated Disbursement Account” means the account of any Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrowers’ Designated Disbursement Account (or such other account as the Borrower Representative and the Administrative Agent may otherwise agree).

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(a), 8.10(b), 8.10(e), 8.10(f) or 8.10(g) hereof.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means Sparton of Canada, Ltd., a corporation organized under the laws of Canada and Sparton Engineered Products, Inc. – Flora Group, an Illinois corporation.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) non-recurring fees, costs and expenses related to the Related Transaction which do not exceed $500,000 in the aggregate and which are approved by Administrative Agent, and (e) non-recurring fees, costs and expenses related to Permitted Acquisitions which do not to exceed $500,000 in the aggregate for any one Permitted Acquisition or $1,000,000 in the aggregate in any fiscal year and which are approved by the Administrative Agent. For purposes of calculating compliance with the financial covenants set forth in Section 8.23, “EBITDA” shall include the EBITDA of any Acquired Business for any applicable period prior to the consummation of the applicable Permitted Acquisition, determined pursuant to financial information delivered to and approved by Administrative Agent prior to the consummation of such Permitted Acquisition for such period. Administrative Agent shall have approval rights over any pro forma EBITDA adjustments relating to any Acquisition, and such pro forma adjustments must be substantiated by a due diligence report provided by a third party. Notwithstanding the foregoing, for purposes of calculating the financial covenants set forth in Section 8.23, EBITDA for Onyx EMS and RPT shall be deemed to be the following amounts for the following periods: (A) for the fiscal quarter ending December 31, 2012, $1,350,000; (B) for the fiscal quarter ending September 30, 2012, $1,350,000; (C) for the fiscal quarter ending June 30, 2012, $1,350,000; and (D) for the for the fiscal quarter ending March 31, 2012, $1,350,000.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Guarantor or any of such Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Borrowers or any of its Subsidiaries, and other complimentary or related business within the electromechanical device, electronics or related industry.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the Revolving Credit Commitment as then in effect exceeds (b) the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding.

“Excluded Accounts” is defined in Section 4.2.

“Excluded Real Estate” means the property located at 9621 Coors Road, Albuquerque, New Mexico 87140.

“Excluded Stock” is defined in Section 4.2.

“Excluded Subsidiary” means each of the Dormant Subsidiaries.

“Excluded Vehicles” is defined in Section 4.2.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“Fixed Charge Coverage Ratio” means, as of the date of determination thereof, the ratio of (a) EBITDA minus Capital Expenditures to (b) Fixed Charges, in each case, for the four fiscal quarters then ended.

“Fixed Charges” means, with reference to any period, the sum of (a) all payments of principal made or to be made during such period with respect to Indebtedness of the Parent and its Subsidiaries, (b) cash Interest Expense paid or payable by the Parent and its Subsidiaries during such period, (c) cash federal, state, and local income taxes paid or payable by the Parent and its Subsidiaries during such period, and (d) Restricted Payments made during such period.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of any Loan Party or any Subsidiary owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of any Loan Party and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to any Loan Party or any Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any federal, state, District of Columbia, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of any Loan Party or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as any Loan Party or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Incremental Commitment Increase” is defined in Section 1.18.

“Incremental Facility Amendment” is defined in Section 1.18.

“Incremental Facility Closing Date” is defined in Section 1.18.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar quarter) and on the maturity date, and (c) as to any Swing Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans or Swing Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of Eurodollar Loans, 1, 2, 3, or 6 months thereafter and (b) in the case of Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by the Borrower Representative and the Swing Line Lender, provided, however, that:

(i) no Interest Period shall extend beyond the final maturity date of the relevant Loans;

(ii) no Interest Period with respect to any portion of the Acquisition Loans shall extend beyond a date on which the Borrowers are required to make a scheduled payment of principal on the Acquisition Loans unless the sum of (a) the aggregate principal amount of Acquisition Loans that are Base Rate Loans plus (b) the aggregate principal amount of Acquisition Loans that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Acquisition Loans on such payment date;

(iii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Joinder Agreement” means (a) with respect to this Agreement, an agreement pursuant to which a new Loan Party becomes a party to this Agreement substantially in form of Exhibit F and (b) with respect to the Security Agreement, an agreement pursuant to which a new Loan Party becomes a party to the Security Agreement substantially in form of Annex VI thereto.

“L/C Issuer” means BMO Harris Bank N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.3(h) hereof.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes BMO Harris Bank N.A and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“LIBOR01 Page” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Swing Loan or Acquisition Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Guaranties, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Parties” means, collectively, each Borrower and each Guarantor a party hereto.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of any Borrower or of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Loan Party or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, any mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.3 hereof, as the same may be amended, modified, supplemented or restated from time to time.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Parent and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, any Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which any Borrower or any Subsidiary has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to any Borrower or any Subsidiary during such period.

“Non-Excluded Subsidiary” means any Subsidiary of the Parent other than an Excluded Subsidiary.

“Note” and “Notes” each is defined in Section 1.11 hereof.

“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Borrowers to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of any Loan Party or any Subsidiary of any Loan Party arising under or in relation to any Loan Document, all Hedging Liability and all Funds Transfer and Deposit Account Liability, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.15 hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Onyx EMS” is defined in the “Preliminary Statement” to this Agreement.

“Parent” is defined in the introductory paragraph to this Agreement.

“Participating Interest” is defined in Section 1.3(e) hereof.

“Participating Lender” is defined in Section 1.3(e) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage or Acquisition Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 11.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Acquisition Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means (i) the Related Transaction and (ii) any other Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and is organized under the laws of, and has its primary operations within, the United States of America;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) the financial statements of the Acquired Business shall have been audited by a nationally recognized accounting firm or such financial statements shall have undergone review by an accounting firm satisfactory to Administrative Agent of a scope satisfactory to the Administrative Agent as part of the Acquisition due diligence;

(d) for Acquisitions with total consideration of less than $5,000,000, the Borrower Representative shall have notified the Administrative Agent and Lenders not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor);

(e) for Acquisitions with total consideration of $5,000,000 or more, the Borrower Representative shall have notified the Administrative Agent and Lenders not less than 45 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), 3-year (or such lesser period, as available, but not less than 2 years) historical financial information of the Acquired Business and 1-year pro forma financial forecasts of the Parent and its Subsidiaries, including the Acquired Business, on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to the Administrative Agent;

(f) if the Acquisition is structured as a merger involving any Borrower or any Loan Party (other than a Borrower), such Borrower or Loan Party, as applicable, is the surviving Person;

(g) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrowers shall have complied with the requirements of Section 4 hereof in connection therewith to the extent required by such Section;

(h) after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist;

(i) demonstration to the satisfaction of the Administrative Agent of pro forma compliance with all financial covenants (calculated on a trailing four quarters basis) contained in Section 8.23 hereof after giving effect to the Acquisition, and compliance with a pro forma Total Funded Debt/EBITDA Ratio of .25x below the applicable covenant level set forth in Section 8.23;

(j) after giving effect to the Acquisition and any Credit Event in connection therewith, the Borrowers shall have not less than $10,000,000 of Excess Availability;

(k) the Total Consideration for the Acquired Business shall not exceed $15,000,000 and, when taken together with the Total Consideration for all Acquired Businesses acquired during the term of this Agreement, shall not exceed $25,000,000 in the aggregate; and

(l) Borrower Representative shall certify the satisfaction of the foregoing conditions on or prior to the date such Acquisition is consummated.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness, any extensions, renewals or refinancing of any such Indebtedness (as used in the definition, the refinancing Indebtedness); provided, that (a) the amount of such Indebtedness is not increased at the time of extension, renewal or refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; (b) the refinancing Indebtedness is on the whole and in all material respects on terms no less favorable (as adjusted for current market conditions) to the Loan Parties than such Indebtedness; (c) the weighted average life to maturity of the refinancing Indebtedness is greater than the weighted average life to maturity of such Indebtedness; (d) if such Indebtedness is (i) Subordinated Debt, the refinancing Indebtedness is subordinated to the Obligations to the same extent that such Indebtedness is subordinated to the Obligations; or (ii) unsecured, such refinancing Indebtedness shall be unsecured; and (e) the refinancing Indebtedness is incurred by the same Person or Persons (or their successor(s)) that initially incurred (including, without limitation, by guaranty) such Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by any Loan Party or any Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Administrative Agent or any Lender or its lending offices (for the avoidance of doubt and notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change” hereunder, regardless of the date enacted, adopted or issued).

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“Related Transaction” is defined in the “Preliminary Statement” to this Agreement.

“Related Transaction Documents” shall mean that certain Related Transaction Purchase Agreement and all agreements, instruments and documents executed or delivered in connection therewith.

“Related Transaction Purchase Agreement” is defined in the “Preliminary Statement” to this Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit, Unused Revolving Credit Commitments and Unused Acquisition Loan Commitments constitute 66-2/3% or more of the sum of the total outstanding Loans, interests in Letters of Credit, Unused Revolving Credit Commitments and Unused Acquisition Loan Commitments of the Lenders; provided that, at any time there are only two Lenders, both such Lenders.

“Restricted Payment” is defined in Section 8.12 hereof.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 1.2, 1.3 and 1.7 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $35,000,000 on the date hereof.

“Revolving Credit Commitment Increase” is defined in Section 1.18.

“Revolving Credit Termination Date” means November 15, 2017 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.11 hereof.

“RPT” is defined in the “Preliminary Statement” to this Agreement.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” means that certain Security Agreement dated the date of this Agreement among the Borrowers and the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Seller” is defined in the “Preliminary Statement” to this Agreement.

“Sparton Onyx” is defined in the “Preliminary Statement” to this Agreement.

“Subordinated Debt” means Indebtedness which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Administrative Agent. As of the date of this Agreement, there is no Subordinated Debt.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Parent, any Borrower or of any of any Loan Party’s direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.7 hereof.

“Swing Line Lender” means Administrative Agent or one of its Affiliates, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 13.12 hereof.

“Swing Line Lender’s Quoted Rate” is defined in Section 1.7(c) hereof.

“Swing Line Sublimit” means $2,500,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.7 hereof.

“Swing Note” is defined in Section 1.11 hereof.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon any Loan Party or any Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness of the Parent and its Subsidiaries at such time, and (b) all Indebtedness of any other Person which is directly or indirectly guaranteed by any Loan Party or any Subsidiary or which any Loan Party or any Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which any Loan Party or any Subsidiary has otherwise assured a creditor against loss.

“Total Funded Debt/EBITDA Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of Total Funded Debt of the Parent and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Parent and its Subsidiaries for the period of four fiscal quarters then ended.

“Tranche A Acquisition Loan Amount” is defined in Section 1.8 hereof.

“Tranche A Acquisition Loans” is defined in Section 1.8 hereof.

“Tranche B Acquisition Loan Amount” is defined in Section 1.8 hereof.

“Tranche B Acquisition Loans” is defined in Section 1.8 hereof.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Acquisition Loan Commitments” means, at any time, the difference between the Acquisition Loan Commitments then in effect and the aggregate outstanding principal amount of all Acquisition Loans.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Vietnam Subsidiary” means Spartronics Vietnam Co., Ltd., a limited liability company organized in Vietnam.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Parent, any other Borrower and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower Representative or the Required Lenders may by notice to the Lenders and the Borrower Representative, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrowers and their respective Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower Representative or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

Each of the Loan Parties represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

Section 6.1. Organization and Qualification. Each Borrower is duly organized, validly existing, and in good standing as a corporation or limited liability company, as applicable, under the laws of its respective jurisdiction of organization, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Subsidiaries. Except as set forth on Schedule 6.2 hereto, each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by any Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by any Borrower or another Subsidiary are owned, beneficially and of record, by such Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary of Parent to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary of Parent.

Section 6.3. Authority and Validity of Obligations. Each of the Borrowers has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each of the Parent and each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrowers and their respective Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrowers and such Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Borrower or any Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Borrower or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4. Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Acquisition Loans for their legal and proper business purposes including to refinance existing indebtedness, to finance the Related Transactions, to finance Capital Expenditures and future Permitted Acquisitions and to pay for fees and expenses associated with the closing of this Agreement and foregoing transactions, and the Borrowers shall use the proceeds of the Revolving Credit for any of the foregoing purposes and for their general working capital purposes; provided that such purposes are consistent with applicable Legal Requirements.

Neither any Loan Party nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrowers and their respective Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5. Financial Reports. The consolidated balance sheet of the Parent and its Subsidiaries as at June 30, 2012, and the related consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of BDO USA, LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Parent and its Subsidiaries as at September 30, 2012 and the related consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the three months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Parent nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since June 30, 2012, there has been no change in the condition (financial or otherwise) or business of any Loan Party or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, each of the Loan Parties only represents that the same were prepared on the basis of information and estimates the Loan Parties believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. Each of the Loan Parties and the Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. Each of the Loan Parties and the Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of any Loan Party, threatened.

Section 6.10. Good Title. Each of the Loan Parties and the Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Parent and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened, against any Loan Party or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All tax returns required to be filed by any Loan Party or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon any Loan Party or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Loan Party knows of any proposed additional tax assessment against it or any of its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of each Loan Party and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14. Affiliate Transactions. Neither any Loan Party nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. Neither any Loan Party nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. Each Loan Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither any Loan Party nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) Each of the Loan Parties and the Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for any non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except for those matters set forth on Schedule 6.17 hereto, and such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties represents and warrants that: (i) each of the Loan Parties and the Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) each of the Loan Parties and the Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) neither any Loan Party nor any Subsidiary has, and no Loan Party has any knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of any Loan Party, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) neither any Loan Party or any Subsidiary has used a material quantity of any Hazardous Material or has conducted Hazardous Material Activity at any of the Premises; (vi) neither any Loan Party nor any Subsidiary has any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) neither any Loan Party nor any Subsidiary is subject to, has any notice or knowledge of or is required to give any notice of any Environmental Claim involving any Loan Party or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against any Loan Party or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and no Loan Party has any knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18. OFAC. (a) Each Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of any Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) each Loan Party has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding such Loan Party and such Loan Party’s Affiliates and Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of each Loan Party’s knowledge, neither any Loan Party nor any of any Loan Party’s Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 6.19. Other Agreements. Neither any Loan Party nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.20. Solvency. After giving effect to the Related Transaction, the Loan Parties and their respective Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.21. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22. No Broker Fees. Neither the Administrative Agent nor any Lender shall have any liability for any broker’s or finder’s fee or commission incurred or owed by any Loan Party or its Affiliates with respect to the transactions contemplated hereby or in connection with any Permitted Acquisition; and each of the Borrowers hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees or commissions alleged to have been incurred in connection with the transactions contemplated hereby or in connection with any Permitted Acquisition and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.23. Related Transaction Purchase Agreement. The Loan Parties have provided to the Administrative Agent a true and correct copy of the Related Transaction Purchase Agreement. The Related Transaction Purchase Agreement is in full force and effect and has not, except as reflected in amendments provided to the Administrative Agent, been amended or modified in any material respect from the version so delivered to the Administrative Agent, no material condition to the effectiveness thereof has been waived and no material obligations of the Seller thereunder have been waived, except to the extent approved in writing by the Administrative Agent, and no Loan Party is aware of any default thereunder. No authorization, consent, license, or exemption from, or filing or registration with, any Governmental Authority, nor any material approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or material performance by the Seller of the Related Transaction Purchase Agreement or of any other instrument or document executed and delivered in connection therewith, except for such thereof that have heretofore been obtained and remain in full force and effect. As of the Closing Date, to the best of each of the Loan Parties’ knowledge, all representations and warranties in the Related Transaction Purchase Agreement are true and correct.

Section 6.24. Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except, in the case of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement.

Section 6.25. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole, and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 6.26. Subordinated Debt. The subordination provisions of any Subordinated Debt are enforceable against the holders of such Subordinated Debt by the Administrative Agent and the Lenders. All Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in any Subordinated Debt.

SECTION 7. CONDITIONS PRECEDENT.

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (i) if such date is the Closing Date, on and as of such date and (ii) otherwise, in all material respects (provided that if such representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty shall be true and correct in all respects) on and as of such date, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by each of the Loan Parties on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrowers to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrowers, the Guarantors, and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrowers dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c) the Administrative Agent shall have received the Security Agreement duly executed by the Loan Parties, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests, to the extent such equity interests are certificated, in each Domestic Subsidiary as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest, to the extent such equity interests are certificated, in each Domestic Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against each Loan Party, as debtor, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral agreements to the extent requested by the Administrative Agent, and (v) deposit account control agreements to the extent requested by the Administrative Agent;

(d) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured and lender’s loss payee;

(e) the Administrative Agent shall have received copies of each Loan Party’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(f) the Administrative Agent shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(g) the Administrative Agent shall have received copies of the certificates of good standing for each Loan Party (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(h) the Administrative Agent shall have received a list of each Loan Party’s Authorized Representatives;

(i) the Administrative Agent shall have received the initial fees called for by Section 2.1 hereof;

(j) the capital and organizational structure of each Loan Party and Subsidiary after giving effect to the Related Transaction shall be satisfactory to the Administrative Agent, the Lenders, and the L/C Issuer and all legal, tax, and regulatory matters relating to transactions contemplated hereby including the Related Transactions shall be satisfactory to the Administrative Agent;

(k) each Lender and the L/C Issuer shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of each Loan Party and Subsidiary, and the lack of material contingent liabilities of each Loan Party and Subsidiary;

(l) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Loan Parties evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof or liens to be terminated referenced in (m) below;

(m) the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Loan Parties and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of any Loan Party or any Subsidiary) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Loan Parties and each Subsidiary, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(n) the Administrative Agent shall have received the favorable written opinion of counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent;

(o) the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Loan Parties;

(p) no material adverse change in the business, condition (financial or otherwise), operations, performance, or properties, of any Loan Parties or their Subsidiaries, taken as a whole, from that reflected in the June 30, 2012 financial statements already received by the Administrative Agent shall have occurred; and in the case of Onyx EMS or any of its subsidiaries no such change shall have occurred which constitutes a “Material Adverse Effect”, as such term is defined in the Related Transaction Documents.

(q) the Administrative Agent shall have received the Related Transaction Purchase Agreement and other material agreements and documents to be executed or delivered in connection therewith, the purchase price to be paid by Loan Parties in connection with the Related Transactions shall not exceed $44,000,000, plus any positive working capital adjustment, plus transaction costs and expenses, the representations and warranties set forth in the Related Transaction Purchase Agreement shall be true and correct as of the Closing Date, the Related Transaction Purchase Agreement and other material agreements and documents to be executed or delivered in connection therewith shall otherwise be in form and substance acceptable to the Administrative Agent;

(r) the Related Transaction shall have been approved by Seller’s board of directors and (if necessary) shareholders and shall close concurrently with the initial Credit Event on the terms set forth in the Related Transaction Purchase Agreement and without the waiver by Sparton Onyx of any material conditions to closing set forth therein, and Loan Parties and Seller shall have received any regulatory approval necessary for the consummation of the Related Transactions in accordance with all Legal Requirements, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable rules and regulations thereunder shall have expired or been terminated;

(s) on the Closing Date, both before and after giving effect to the Related Transaction, no injunction, temporary restraining order or other legal action that would prohibit or seek to unwind the Related Transaction or any component thereof, or would prohibit the initial Credit Event, or other litigation which could reasonably be expected to have a Material Adverse Effect, shall be pending or, to the knowledge of any Loan Party, threatened;

(t) the Administrative Agent shall have received a satisfactory solvency certificate from the Chief Financial Officer or other authorized officer acceptable to Administrative Agent from each Loan Party before and after giving effect to the Related Transaction;

(u) the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 8. COVENANTS.

Each of the Loan Parties agrees that, so long as any credit is available to or in use by the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. Each of the Loan Parties shall, and shall cause each Subsidiary (other than Dormant Subsidiaries) to, preserve and maintain its existence, except as otherwise provided in Section 8.10(f) hereof. Each of the Loan Parties shall, and shall cause each Subsidiary (other than Dormant Subsidiaries) to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. Each of the Loan Parties shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3. Taxes and Assessments. Each of the Loan Parties shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. Each of the Loan Parties shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies with a general policyholder service rating of not less than A- as rated in the most current available Best’s Insurance Report (provided that, in the event of a downgrade of the general policyholder service rating of any insurance company with which any Loan Party is insured to less than A-, such Loan Party shall have 30 days after such downgrade to move the applicable insurance to an insurance company with a general policyholder service rating compliant with this Section), all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each of the Loan Parties shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies with a general policyholder service rating of not less than A- as rated in the most current available Best’s Insurance Report (provided that, in the event of a downgrade of the general policyholder service rating of any insurance company with which any Loan Party is insured to less than A-, such Loan Party shall have 30 days after such downgrade to move the applicable insurance to an insurance company with a general policyholder service rating compliant with this Section) as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each of the Loan Parties shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. Each of the Loan Parties shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5. Financial Reports. Each of the Loan Parties shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of each Loan Party and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent, the Lenders, and L/C Issuer:

(a) as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrowers in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower Representative acceptable to the Administrative Agent;

(b) as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of BDO USA, LLP or another firm of independent public accountants of recognized national standing, selected by the Borrowers and satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Parent and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of any Loan Party’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(d) promptly after receipt thereof, a copy of any audit by a regulatory agency revealing, or other notice of, any material noncompliance with any applicable law, regulation or guideline relating to any Loan Party or any Subsidiary, or its business;

(e) as soon as available, and in any event no later than 30 days after the start of each fiscal year of the Parent, a copy of the Parent’s and its Subsidiaries’ consolidated business plan for such fiscal year, such business plan to show the Parent’s projected consolidated revenues, expenses and balance sheet on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrowers and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);

(f) notice of any Change of Control;

(g) promptly after knowledge thereof shall have come to the attention of any responsible officer of any Loan Party, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Loan Party or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder;

(h) promptly after becoming aware of any default or any event which, with the giving of notice or lapse of time, or both, would constitute a default, under any Related Transaction Document, in each case, which default or event could reasonably be expected to result in a claim or incurrence of liabilities by the Loan Parties in excess of $500,000 or otherwise to have a Material Adverse Effect;

(i) with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E (a “Compliance Certificate”) signed by the chief financial officer of the Borrower Representative or another officer of any Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by any Loan Party or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.23 hereof; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, as the Administrative Agent may reasonably request, including, without limitation, if the Administrative Agent so requests, consolidating financial statements for the Loan Parties and their Subsidiaries

Section 8.6. Inspection. Each of the Loan Parties shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, the L/C Issuer, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision each of the Loan Parties hereby authorizes such accountants to discuss with the Administrative Agent, such Lenders, and L/C Issuer the finances and affairs of the Loan Parties and their respective Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or L/C Issuer may designate, subject in each case to any restrictions imposed by applicable laws or regulations on such visits, inspections, examinations and discussions but only to the extent of such restrictions, and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower Representative.

Section 8.7. Borrowings and Guaranties. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Loan Parties and their respective Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) purchase money indebtedness and Capitalized Lease Obligations of the Borrowers and their respective Subsidiaries in an amount not to exceed $2,500,000 in the aggregate at any one time outstanding;

(c) Indebtedness existing on the date hereof and set forth in Schedule 8.7 and any Permitted Refinancing Indebtedness with respect thereto;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) Indebtedness of any Loan Party to any other Loan Party;

(f) Guarantees by any Loan Party of Indebtedness or other obligations of another Loan Party;

(g) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness is limited to (i) Indebtedness consisting of purchase money indebtedness, Capital Lease Obligations or other Indebtedness approved by Administrative Agent, in each case, which Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and Permitted Refinancing Indebtedness with respect thereto, and (ii) deferred purchase price, seller notes, earnouts, and similar deferred payment obligations incurred in connection with a

Permitted Acquisition, in each case, which constitutes Subordinated Debt or is otherwise approved by the Administrative Agent and Permitted Refinancing Indebtedness with respect thereto; and

(h) unsecured indebtedness of the Borrowers and their respective Subsidiaries not otherwise permitted by this Section in an amount not to exceed $2,500,000 in the aggregate at any one time outstanding.

Section 8.8. Liens. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrowers and their respective Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding;

(d) Liens on equipment of any Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of any Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any Subsidiary;

(g) “bankers” liens arising by operation of law in respect of any deposit accounts of any Loan Party or any Subsidiary that are maintained in accordance with the terms of this Agreement;

(h) Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents;

(i) any Lien on any property or asset of any Loan Party or any Subsidiary existing on the date hereof and set forth in Schedule 8.8; provided that (i) such Lien shall not apply to any other Property of any Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof; and

(j) any Lien existing on any Property (other than accounts, inventory or the capital stock or other equity interests issued by a Subsidiary) prior to the acquisition thereof by any Borrower or any Subsidiary pursuant to a Permitted Acquisition or existing on any Property (other than accounts, inventory and capital stock or other equity interests issued by a Subsidiary) of any Person that becomes a Loan Party after the date hereof pursuant to a Permitted Acquisition prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other Property of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be.

Section 8.9. Investments, Acquisitions, Loans and Advances. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) investments consisting of Deposit Accounts maintained in accordance with this Agreement and the other Loan Documents;

(g) receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(h) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) investments in existence on the date hereof and described in Schedule 8.9;

(j) investments constituting deposits described in Section 8.8(a);

(k) Permitted Acquisitions;

(l) investments by a Loan Party in any other Loan Party;

(m) advances in the ordinary course of business by any Loan Party to the Vietnam Subsidiary to pay for trade services to be rendered by the Vietnam Subsidiary to such Loan Party and on terms and conditions which comply with Section 8.16 hereof;

(n) investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party or merges with any Loan Party or any of its Subsidiaries pursuant to a Permitted Acquisition so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger; and

(o) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10. Mergers, Consolidations and Sales. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the disposition of cash in transactions not otherwise prohibited by this Agreement;

(c) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of any Borrower or any Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(d) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary;

(e) the sale, transfer, lease or other disposition of Property of the Loan Parties and their respective Subsidiaries to one another in the ordinary course of its business; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 8.16;

(f) the merger of any Subsidiary with and into a Borrower or any other Subsidiary, provided that, in the case of any merger involving any Borrower, such Borrower is the Person surviving the merger and in the case of any merger involving any Loan Party (other than a Borrower), the Loan Party is the Person surviving the merger;

(g) dividends or distributions permitted by Section 8.12;

(h) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction); and

(i) the sale, transfer, lease or other disposition of Property of any Loan Party or any Subsidiary (excluding any disposition of Property as part of a sale and leaseback transaction and any capital stock or other equity interests of a Subsidiary) aggregating for the Loan Parties and their respective Subsidiaries not more than $3,000,000 during any fiscal year of the Borrowers.

Section 8.11. Maintenance of Subsidiaries. No Loan Party shall assign, sell or transfer, nor shall any Loan Party permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, or (c) any transaction permitted by Section 8.10(f) or (g) above.

Section 8.12. Dividends and Certain Other Restricted Payments. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (the dividends, distributions, purchases, redemptions and other payments restricted by this Section 8.12, collectively, “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to any Borrower or (ii) (x) the purchase of Parent’s common stock for an amount not to exceed $3,000,000 in the aggregate during any fiscal year or (y) the making of dividends as approved by the Parent’s Board of Directors in the aggregate amount of up to $3,000,000 during any fiscal year so long as (in the case of each of clause (x) and (y)) (A) no Default or Event of Default exists or would be caused by such purchase and (B) the Loan Parties are in compliance with the financial covenants set forth in Section 8.23, on a pro forma basis, immediately prior to and after the effect of such purchase.

Section 8.13. ERISA. Each of the Loan Parties shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each of the Loan Parties shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Loan Party or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of any Loan Party or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14. Compliance with Laws. (a) Each of the Loan Parties shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) Without limiting the agreements set forth in Section 8.14(a) above, each of the Loan Parties shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with any Loan Party or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting any Loan Party’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which any Loan Party or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.15. Compliance with OFAC Sanctions Programs. (a) Each of the Loan Parties shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b) Each of the Loan Parties shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding such Loan Party, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.

(c) If any Loan Party obtains actual knowledge or receives any written notice that any Loan Party, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Loan Parties shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each of the Loan Parties hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 8.16. Burdensome Contracts With Affiliates. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than any contract, agreement or business arrangement exclusively among Loan Parties) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.17. No Changes in Fiscal Year. The fiscal year of the Loan Parties and their respective Subsidiaries ends on June 30 of each year; and no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.18. Formation of Subsidiaries. The Loan Parties shall provide the Administrative Agent and the Lenders notice of the formation or acquisition of any Domestic Subsidiary promptly upon the formation or acquisition thereof and comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary) within the time periods required thereby. Except for Foreign Subsidiaries existing on the Closing Date and identified on Schedule 6.2 hereof, no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, form or acquire any Foreign Subsidiary.

Section 8.19. Change in the Nature of Business. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of any Loan Party or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.20. Use of Proceeds. Each of the Borrowers shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.21. No Restrictions. Except as provided herein or in the other Loan Documents, no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by any Loan Party or any other Subsidiary, (b) pay any indebtedness owed to any Loan Party or any other Subsidiary, (c) make loans or advances to any Loan Party or any other Subsidiary, (d) transfer any of its Property to any Loan Party or any other Subsidiary, or (e) incur or guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, as applicable, and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.22. Subordinated Debt. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to any Subordinated Debt, (b) make any voluntary prepayment of any Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, the applicable Loan Party may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on any Subordinated Debt beyond the current due dates therefor.

Section 8.23. Financial Covenants. (a) Total Funded Debt/EBITDA Ratio. As of the last day of each fiscal quarter of the Parent ending during the relevant period set forth below, the Loan Parties shall not permit the Total Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:

PERIOD(S) ENDING	TOTAL FUNDED DEBT/EBITDA RATIO SHALL NOT BE GREATER THAN:
Fiscal quarter ending 12/31/12 and each fiscal quarter thereafter to and including 3/31/2015	3.0 to 1.0
Fiscal quarter ending 6/30/15 and each fiscal quarter thereafter to and including 3/31/2016	2.75 to 1.0
Fiscal quarter ending 6/30/16 and each fiscal quarter thereafter	2.50 to 1.0

(b) Fixed Charge Coverage Ratio. As of December 31, 2012 and the last day of each fiscal quarter of Parent thereafter, the Loan Parties shall maintain a Fixed Charge Coverage Ratio of not less than 1:25:1.00.

Section 8.24. [Reserved]

Section 8.25. Cash Management. Each of the Loan Parties and each Subsidiary covenants and agrees, commencing not later than 120 days after the Closing Date and at all times thereafter during the term of this Agreement, to (a) utilize BMO Harris as its sole and primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related services and (b) maintain all deposit accounts with BMO Harris or with other financial institution(s) selected by the Loan Parties and reasonably acceptable to BMO Harris so long as such financial institution(s) have entered into an account control agreement or blocked account agreement, as applicable, with the Administrative Agent, on behalf of itself and the Lenders, relating to such deposit account(s) (other than the Excluded Accounts) in form and substance acceptable to the Administrative Agent. In the event that the average collected balances of the Loan Parties and each Subsidiary are not sufficient to cover the costs of related activity, the account of any Loan Party or any such Subsidiary will be subject to the standard charges of the Bank, which shall be debited against such account on a monthly basis.

Section 8.26. Limitations on Dormant Subsidiaries. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, permit any Dormant Subsidiary, directly or indirectly, to do any of the following unless the Borrower Representative shall have designated such Subsidiary as a Non-Excluded Subsidiary and otherwise complied with the requirements of Section 4 in connection therewith: (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever, including, without limitation, any liability as endorser, guarantor, surety or otherwise for any debt, obligation, or undertaking of any other Person, except as set forth on Schedule 8.26; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by any Dormant Subsidiary other than the Liens created under the Loan Documents to which it is a party; or (c) engage in any business or activity or own any assets (including, without limitation, cash and cash equivalents), except as set forth on Schedule 8.26.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.4, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.17, 8.18, 8.19, 8.20, 8.21, 8.22, 8.23, 8.25 or 8.26 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) written notice thereof is given to the Borrower Representative by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness issued, assumed or guaranteed by any Loan Party or any Subsidiary aggregating in excess of $1,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) any Loan Party or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Loan Party or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Loan Party or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) any Loan Party or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any organizational action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Loan Party or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to any Loan Party) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower Representative: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrowers immediately pay to the

Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and each of the Borrowers agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower Representative pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to any Loan Party has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrowers shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, each of the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prefunding or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.3, Section 1.9(b), Section 1.15, Section 9.2 or Section 9.3 above, the Borrowers shall forthwith pay the amount required to be so prefunded or prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prefunded or prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, including the exclusive right of withdrawal over such Collateral Accounts, and Borrowers hereby grant the Administrative Agent a security interest in such Collateral Accounts to secure the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). So long as no Default or Event of Default is then existing, if and when requested by the Borrowers, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to the L/C Issuer, the Administrative Agent or the Lenders. Interest or profits, if any, on such investments shall accumulate in the respective Collateral Accounts. Moneys in the Collateral Accounts shall be applied by the Administrative Agent to reimburse the L/C Issuer for any payment under the Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If the Borrowers shall have made payment of all obligations referred to in this Section, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability remain outstanding, at the request of the Borrowers the Administrative Agent shall release to the Borrower Representative any remaining amounts held in the Collateral Accounts.

Section 9.5. Notice of Default. The Administrative Agent shall give notice to the Borrower Representative under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 10. CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower Representative and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrowers shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrowers may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower Representative and the Lenders, whereupon until the Administrative Agent notifies the Borrower Representative that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, any Regulatory Change, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office or the L/C Issuer imposed by the jurisdiction in which such Lender’s or the L/C Issuer’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b) If, after the date hereof, any Lender, the L/ C Issuer, or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or L/C Issuer ‘s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Issuer ‘s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer for such reduction.

(c) A certificate of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower Representative and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11. THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender and the L/C Issuer hereby appoints BMO Harris Bank N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders and L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Loan Parties or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Affiliate of any Loan Party as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from any Loan Party a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or any Loan Party. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of any Loan Party or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, any Loan Party, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Loan Parties and their respective Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as finally determined by a court of competent jurisdiction. The obligations of the Lenders under this Section shall survive termination of this Agreement. The

Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent, any L/C Issuer, or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer or Swing Line Lender to be remitted by the Administrative Agent to or for the account of such L/C Issuer or Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to the Administrative Agent, any L/C Issuer or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrower Representative. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrowers shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

Section 11.8. L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 11.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom any Loan Party or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties and Liens.

Section 11.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11. Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations and, if then due, Hedging Liability and Funds Transfer and Deposit Account Liability.

Section 11.12. Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates.

SECTION 12. THE GUARANTEES.

Section 12.1. The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each of Parent’s direct and indirect Subsidiaries a party hereto (other than Borrowers) (including any Subsidiary executing a Joinder Agreement as a Guarantor in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against any such Borrower or any such obligor in any such proceeding). In case of failure by the Borrowers or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrowers or such obligor.

Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower or other obligor, regardless of what obligations of any Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement

Obligation or any other amount payable by the Borrowers or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrowers hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against any Borrower or other obligor, another guarantor, or any other Person.

Section 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of any Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8. Benefit to Guarantors. The Borrowers and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9. Guarantor Covenants. Each Guarantor shall take such action as any Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as any Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13. MISCELLANEOUS.

Section 13.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrowers and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which such Borrower or such Guarantor is domiciled, any jurisdiction from which such Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, such Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent, the L/C Issuer, or any Lender pays any amount in respect of any such taxes, penalties or interest, such Borrower or such Guarantor shall reimburse the Administrative Agent, the L/C Issuer or such Lender for that payment on demand in the currency in which such payment was made. If such Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower Representative and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender and L/C Issuer shall submit to the Borrower

Representative and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower Representative in a written notice, directly or through the Administrative Agent, to such Lender or L/C Issuer and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower Representative or the Administrative Agent, each Lender and L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower Representative and the Administrative Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower Representative or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrower Representative and Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. Documentary Taxes. The Borrowers agree to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower Representative given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower Representative, any Guarantor, the Administrative Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the Borrower Representative or any Guarantor: SPARTON CORPORATION 425 N. Martingale Rd. Schaumburg, IL 60173 Attention: Cary Wood and Greg Slome Telephone: 847-762-5800 Telecopy: 847-762-5820

to the Administrative Agent and L/C Issuer:

BMO HARRIS BANK N.A.

111 West Monroe Street

Chicago, Illinois 60603

Attention: Carl Skoog, Senior Vice President

Telephone: 312-461-3718

Telecopy: 312-291-8571

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon the Borrowers and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrowers and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof.

Section 13.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of any Acquisition Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(a) the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Acquisition Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(c) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(d) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to any Loan Party. No such assignment shall be made to any Loan Party or any of Affiliates or Subsidiaries of any Loan Party.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrowers shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.7 hereof.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, change the provisions of this Section 13.13, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. (a) The Borrowers agree to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches; provided that in the absence of an Event of Default, the Borrowers shall not be required to pay for more than one (1) such environmental audit or fixed asset appraisal per calendar year. The Borrowers agree to pay to the Administrative Agent, the L/C Issuer and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any Guarantor as a debtor thereunder). The Borrowers further agree to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification as finally determined by a court of competent jurisdiction. The Borrowers, upon demand by the Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as finally determined by a court of competent jurisdiction. To the extent permitted by applicable law, neither any Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the Borrowers under this Section shall survive the termination of this Agreement.

(b) Each of the Borrowers unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Loan Party or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by any Loan Party or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Loan Party or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Loan Party or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee as finally determined by a court of competent jurisdiction. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of each of the Borrowers and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 13.16. Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by each Borrower and each Guarantor at any time or from time to time, without notice to any Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of such Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of such Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrowers’ Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrowers’ Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrowers’ Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as any Loan Party has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

Section 13.22. Lender’s and L/C Issuer ‘s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 13.23. Submission to Jurisdiction; Waiver of Jury Trial. The Borrowers and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrowers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrowers, the Guarantors, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 13.24. USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each of the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or L/C Issuer to identify such Borrower in accordance with the Act.

Section 13.25. Confidentiality. Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower Representative, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than any Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from any Loan Party or any of the Subsidiaries or from any other Person on behalf of any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by any Loan Party or any of their respective Subsidiaries or from any other Person on behalf of any Loan Party or any of their respective Subsidiaries.

[SIGNATURE PAGES TO FOLLOW]

(Signature Page to Credit Agreement)

This Credit and Guaranty Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWERS:	SPARTON CORPORATION, an Ohio corporation

	By:	/s/ Michael Osborne
Michael Osborne
Senior Vice President – Corporate
Development

SPARTRONICS, INC., a Michigan corporation

	By:	/s/ Steve Korwin
Steve Korwin
Vice President

SPARTON TECHNOLOGY, INC., a New Mexico corporation

	By:	/s/ Steve Korwin
Steve Korwin
Vice President

SPARTON ELECTRONICS FLORIDA, INC., a Florida corporation

	By:	/s/ Steve Korwin
Steve Korwin
Vice President

SPARTON MEDICAL SYSTEMS, INC., a Michigan corporation

	By:	/s/ Steve Korwin
Steve Korwin
Vice President

(Signature Page to Credit Agreement)

BORROWERS:	SPARTON MEDICAL SYSTEMS COLORADO, LLC, a Colorado limited liability company

	By:	/s/ Steve Korwin
Steve Korwin
Vice President

SPARTON BP MEDICAL DENVER, LLC, a Delaware limited liability company

	By:	/s/ Steve Korwin
Steve Korwin
Vice President

SPARTON ONYX, LLC, a Delaware limited liability company

	By:	/s/ Steve Korwin
Steve Korwin
Vice President

The following Borrowers intending by their signatures hereto to join this Agreement immediately upon the consummation of the Related Transaction

ONYX EMS, LLC, a South Dakota limited liability company

	By:	/s/ Michael Osborne
Michael Osborne
President

(Signature Page to Credit Agreement)

BORROWERS:	RESONANT POWER TECHNOLOGY, INC., a Wisconsin corporation

	By:	/s/ Michael Osborne
Michael Osborne
President

(Signature Page to Credit Agreement)

ADMINISTRATIVE AGENT AND L/C ISSUER:	BMO HARRIS BANK, N.A., as L/C Issuer and as Administrative Agent

	By:	/s/ Andre Bonakdar
Andre Bonakdar
Vice President

(Signature Page to Credit Agreement)

LENDERS:	BMO HARRIS BANK N.A.

	By:	/s/ Andre Bonakdar
Andre Bonakdar
Vice President

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